Exhibit 10.3

FORM OF INCENTIVE STOCK OPTION NOTICE

[NAME]

[ADDRESS]

This Option Notice (the “Notice”) dated as of June 12, 2009 (the “Grant Date”) is being sent to you by Virgin Media Inc. (including any successor company, the “Company”).  As you are presently serving as an employee of Virgin Media Inc. or one of its subsidiary corporations, in recognition of your services and pursuant to the Virgin Media Inc. 2006 Stock Incentive Plan (the “Plan”) the Company has granted you the Option provided for in this Notice. This Option is subject to the terms and conditions set forth in the Plan, which is incorporated herein by reference, and defined terms used but not defined in this Notice shall have the meaning set forth in the Plan.

1.  Grant of Option.  Subject to the provisions of this Notice, the Company hereby irrevocably grants to you, as of the Grant Date, an option to purchase up to [Number] shares of the Company’s Common Stock at a price of $8.73 per share (the “Option”).  This Option is intended to qualify as an Incentive Stock Option under U.S. tax laws and the Company will treat it as such to the extent permitted by applicable law.

2.  Vesting.  This Option shall vest as to 20% of the shares on January 1, 2010 and as to an additional 20% of the shares on each January 1 thereafter, until fully vested.  Upon an Acceleration Event this Option, to the extent not yet vested, shall become 100% vested.  This Option shall stop vesting immediately upon the termination of your employment.

3.  Exercise Period.   This Option shall be exercisable as to any or all the shares as to which this Option has become exercisable for a period of 10 years from the date of grant.  Your right to exercise this Option, to the extent vested, shall terminate on the earlier of the following dates: (a) three months after your termination other than for Cause; (b) one year after your termination resulting from your retirement, disability or death; (c) the date on which your employment is terminated for Cause; or (d) June 11, 2019.

4.  Condition to Exercise.  This Option may not be exercised in any circumstances unless and until the Company is satisfied that: (a) you are at the time of exercise an employee of the Company, a Subsidiary Company, Parent Company or Affiliated Entity; (b) you have remained continuously so employed since the Grant Date; and (c) you have entered into new terms and conditions of employment with the Company (or a Subsidiary Company, Parent Company or Affiliated Entity) on terms satisfactory to the Company on or before July 31, 2009.  If the exercise condition described in paragraph 4(c) above is not satisfied, this Option will terminate in full on August 1, 2009 unless otherwise agreed by the Company.

4.  Manner of Exercise.  This Option may be exercised by delivery to the Company of a written notice signed by the person entitled to exercise the Option, specifying the number of shares which such person wishes to purchase, together with a certified bank check or cash (or such other manner of payment as permitted by the Plan) for the aggregate option price for that number of shares and any required withholding (including a payment sufficient to indemnify the Company or any subsidiary of the Company in full against any and all liability to account for any tax or duty payable and arising by reason of the exercise of the Option).

5.  Transferability.  Neither this Option nor any interest in this Option may be transferred other than by will or the laws of descent or distribution.

VIRGIN MEDIA INC.

By:
Name:
Title: